EXHIBIT 99
                                                             ----------



                                      For more information, contact:

                                      John  W. Castle
                                      Chairman and Chief Executive Officer
                                      815-758-7007
                                           or
                                      Thomas D. Young
                                      Senior Vice President
                                      815-758-7007

   DeKalb, Illinois
   April 29, 1999


           CASTLE BANCGROUP, INC. DECLARES TWO-FOR-ONE STOCK SPLIT
           -------------------------------------------------------


   Castle BancGroup, Inc. announced today that its Board of Directors approved a two-for-one stock split of the company's common stock in the form of a 100% stock dividend.

   The dividend shares will be issued on May 20th to shareholders of record on May 10th.

   "Today's announcement is another significant step for our company and is a reflection of our confidence in Castle BancGroup's long-term growth potential and financial strength," said John W. Castle, Chairman and Chief Executive Officer. "This stock split is evidence of our commitment to the company's primary mission, which is to consistently increase shareholder value," he added.

   The Board also approved a cash dividend on the common stock of $0.07 per share on a post-split basis ($0.14 per share on a pre-split basis), payable June 30, 1999, to shareholders of record on June 14, 1999.

   Castle BancGroup, Inc. currently has approximately 2,175,400 shares outstanding.

   Castle BancGroup, Inc. is a multi-bank holding company, which is headquartered in DeKalb, Illinois and has four subsidiary community banks: First National Bank in DeKalb/Sycamore (with four locations), Castle Bank N.A. (formerly The Sandwich State Bank, with four locations), Castle Bank Harvard, N.A. (with two locations), and The Bank of Yorkville (with one location). The company also owns CasBanc Mortgage, Inc., a mortgage banking firm, with ten locations in Chicago, the Chicago suburbs, Merrillville, Indiana and St. Louis, Missouri.